Exhibit 99.1

FORTRESS INVESTMENT GROUP LLC

Fortress Contact:	AIG Contact:
Gordon E. Runté	Mark Herr
212-798-6082	212-770-3505

Fortress Funds Complete Acquisition of American General Finance

New York, NY. November 30, 2010 – American International Group, Inc. (NYSE: AIG) and Fortress Investment Group LLC (NYSE: FIG) announced today that certain Fortress managed funds acquired 80% of American General Finance Inc. (AGF), a leading provider of consumer credit, from AIG. AIG retained a 20% interest in the AGF business.

Founded in 1920, AGF provides loans, retail financing and other credit related products to more than a million families across the U.S., Puerto Rico, the Virgin Islands, and the United Kingdom. AGF specializes in providing financing solutions for consumers across America, with products and services including bill consolidation loans, home equity loans, personal loans, home improvement loans, and loans to help consumers manage unexpected expenses.

At the closing of the transaction, AGF, which has assets of approximately $20 billion and liabilities of approximately $18 billion, including $17 billion of debt, was deconsolidated from AIG’s financial statements.

About Fortress

Fortress is a leading global investment manager with approximately $44.0 billion in assets under management as of September 30, 2010.  Fortress offers alternative and traditional investment products and was founded in 1998. For more information regarding Fortress Investment Group LLC or to be added to our e-mail distribution list, please visit www.fortress.com.

About American General Finance

American General Finance (AGF) is a leading provider of consumer credit based in Evansville, Indiana.  AGF finances mortgages, secured and unsecured personal loans and secured retail sales finance products.  In addition to its lending activities, AGF offers credit and non-credit insurance. AGF has over one million customers and originates loans through its more than 1,100 branches located across the U.S., Puerto Rico and the Virgin Islands. For more information, visit www.agfinance.com.

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.  For more information, visit www.aig.com.